Exhibit 10.9

CORVEX, INC.

April 28, 2026

Patrick Fleury

3665 Tucker Ranch Road

PO Box 876

Wilson, Wyoming 83014

Re: Director Services to Corvex, Inc.

Dear Patrick:

This letter agreement is to confirm our understanding with respect to your role as a member of the Board of Directors (the “Board”) of Corvex, Inc. (the “Company”). On behalf of the Company, I would like to state that we are delighted by your interest in the Company and your willingness to serve the Company as a member of the Board. The Company looks forward to a continued mutually beneficial association with you on the following terms, which are hereby made effective as of the date you are elected as a member of the Board at the Company’s 2026 Annual Meeting of Stockholders to be held in May 2026 (the “Effective Date”):

1. Position. Subject to your election as a member of the Board on or about the Effective Date, you will serve until your successor is duly elected and qualified, or until the earlier of your death, resignation or removal. In your capacity as a member of the Board, you have a fiduciary obligation to all the stockholders of the Company, including obligations with respect to maintaining the confidentiality of non-public information. Upon your election as a member of the Board, subject to recommendation by the Nominating and Corporate Governance Committee to the Board and appointment by the Board, you shall serve as a member of the Audit Committee. As a member of the Board, you are expected to be available to attend periodic meetings of the Board and the Audit Committee as determined by the Board.

2. Compensation. In connection with your service as a member of the Board, subject to the approval of the Board and/or Compensation Committee, the Company shall provide a one-time grant of (i) 100,000 in restricted stock units and (ii) 200,000 in stock options to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which restricted stock units and options shall vest in three equal annual installments on the anniversary of the grant date (collectively, the “Offer”) to be issued under the Company’s 2026 Equity Incentive Plan, which is subject to stockholder approval at the Company’s 2026 annual meeting of stockholders. The Common Stock to be issued in connection with the Offer will be valued at fair market value, as determined by the Board and/or the Compensation Committee, on the date of grant. For the avoidance of doubt, the Offer is in addition to any compensation you will receive for your service as a non-employee director and a member of a Committee of the Board, as applicable, in accordance with the Company’s Director Compensation Policy.

3. Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your services under this letter agreement, including travel and lodging expenses, in accordance with the Company’s generally applicable policies.

4. Indemnity. The Company’s bylaws permit it to indemnify its directors to the fullest extent permitted under the General Corporation Law of the State of Delaware and in accordance with the Company’s form of Indemnification Agreement, which is attached hereto as Exhibit A.

5. Code of Conduct. In connection with your service as a member of the Board, you acknowledge and agree that you will be subject to the Company’s policies as set forth in its Code of Business Ethics and Conduct (the “Code of Conduct”), a copy of which is attached hereto as Exhibit B and shall provide your certification attached thereto.

6. Property of the Company. For purposes of this letter agreement, “Innovations” shall mean all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress, and all intellectual property and other proprietary rights related theretomade, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to the Company pursuant to this letter agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to the Innovations, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Innovations; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Innovations in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Innovations as “Confidential Information,” as defined in Section 6 below.

7. Confidential Information. You recognize that, in the course of performing your services under this letter agreement, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, any and all knowledge, data or information of the Company that has value in or to the Company’s business and is not generally known, whether having existed, now existing, or to be developed during your service, including information developed by you. By way of illustration but not limitation, Confidential Information includes (a) corporate information, including plans, strategies, forecasts, or methods; (b) marketing information, including strategies, methods, client identities or other non-public information about clients, prospect identities or other non-public information about prospects; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including information that is the Company’s Innovation or is related to any of the Company’s Innovations, product plans, product and device prototypes, the results of product testing, research data, market intelligence, technical designs and specifications, secret methods, manufacturing processes, source code of proprietary software, the content of unpublished patent applications, internal cost data, the terms of contracts with clients, vendors, suppliers and business partners, as well as investment research and diligence, service provider information (including legal, audit, administration, tax, technology and data vendors) and their terms, pricing and deliverables; (e) books, records, personnel information and records, financial information, sales lists, client lists, client leads, client sales or service records, marketing techniques, accounting procedures, sales manuals, technical reports, business plans, and client or prospect profiles prepared by or for the Company or clients of the Company; (f) information about strategic partnerships and initiatives and growth strategies; (g) trade secrets; (h) any other non-public information of which the unauthorized disclosure could be detrimental to the interests of the Company; and (i) proprietary or confidential information of any third party who has disclosed or may disclose such information to the Company or to you in the course of the Company’s business subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this letter agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this letter agreement, any and all records, paper, media or other embodiment containing any Confidential Information.

8. Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.

9. Non-Solicitation. During the term in which you provide services to the Company pursuant to this letter agreement and for one year thereafter, you will not directly or indirectly solicit away any employees or consultants of the Company for your benefit or for the benefit of any other person or entity.

10. Termination. Either you or the Company may terminate this letter agreement on delivery of written notice to the other party. The provisions of Sections 4, 5, 6, 7, 8, 9, 10 and 11 of this letter agreement will survive any expiration or termination of this letter agreement.

11. Interpretation. The terms contained in this letter agreement are subject to interpretation under the laws of the Commonwealth of Virginia, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this letter agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this letter agreement and the remainder of this letter agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the letter agreement. This letter agreement constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This letter agreement may be executed in two or more counterparts, including by facsimile or electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.

If the foregoing represents your understanding of your role as a member of the Board, please sign below and return the executed letter agreement. The enclosed copy is for your files. Once again, we appreciate your interest in Corvex, Inc. and look forward to a stimulating and mutually beneficial association with you.

Very truly yours,

CORVEX, INC.

By:	/s/ John Crystal III
John Crystal III
Chief Executive Officer

AGREED AND CONSENTED TO:

By:	/s/ Patrick Fleury
Patrick Fleury

EXHIBIT A

Form of Indemnification Agreement

[See Attached]

EXHIBIT B

Code of Business Conduct and Ethics

[See Attached]

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